Exhibit 99.1

Operator

Good day, ladies and gentlemen, and welcome to the Liquidity Services investor conference call. My name is Erica and I will be your operator for today.

(Operator Instructions).

I would now like to turn the call over to Julie Davis, Senior Director of Investor Relations. Please proceed.

Julie Davis - Liquidity Services, Inc. - Senior Director, IR

Thank you, Erica. Hello, and welcome to our conference call to discuss recent developments to our DoD surplus contract and preliminary earnings results for our third-quarter fiscal year 2014.

Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflects management’s views as of today, July 10, 2014, and will include forward-looking statements. Actual results may differ materially.

Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC including our most recent annual report on Form 10-K. As you listen to today’s call we encourage you to have our press release in front of you, which includes certain preliminary results as well as commentary on recent events.

During this call we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures including reconciliations of these measures with comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results. At this time I would like to turn the presentation over to our CFO, Jim Rallo.

Jim Rallo - Liquidity Services, Inc. - CFO, Treasurer & President, Supply Chain Group

Thanks, Julie. Good morning. As outlined in this morning’s press release, the purpose of today’s call is to inform our shareholders that our sales of selected rolling stock and other assets under our surplus contract with the U.S. Defense Logistics Agency, or DLA, has ceased at the request of DLA pending further review of the impact of regulatory rules unrelated to Liquidity Services’ performance, or conduct, on the DLA rolling stock property stream.

This DLA action has resulted in the cancellation of selected sales during our June quarter and future sales of selected assets under our DoD surplus contract. We anticipate these developments will adversely impact our financial results for our fiscal third quarter ended June 30, 2014, and for fiscal year 2014.

For the third quarter of fiscal year 2014 ending June 30, we now estimate our preliminary unaudited financial results to be as follows. Total gross merchandise volume, or GMV, is expected to be within our guidance range of $225 million to $250 million. Adjusted EBITDA is expected to be approximately 10% to 20% below our guidance range of $18 million to $21 million and adjusted earnings per diluted share is expected to be approximately 10% to 20% below our guidance range of $0.28 to $0.34 per share.

Our preliminary third-quarter results are subject to change as we are still in the process of finalizing the financial results for the quarter. The Company plans to report its unaudited financial results for the third quarter on August 7, 2014, and at that time will provide updated guidance on the impact of these developments to our fiscal year 2014 financial results as well as an update on the entire business performance in Q3 and outlook for the remainder of the year.

Now I will turn it over to Bill Angrick for more background on our DoD business.

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

Thanks, Jim. DLA’s recent decision to cease the sale of a majority of the rolling stock items is unexpected as we have sold these items for many years. We currently handle the affected rolling stock items under the terms of our DoD surplus contract, which extends through February 2015 including all renewal options.

Thereafter, the DLA rolling stock property flow is to be managed under the terms of a separate contract with another company. As you will recall in April 2014, Liquidity Services announced that it withdrew from the live auction bidding for the new DLA rolling stock contract. Bidding reached a level that Liquidity Services determined would be economically unsustainable under the terms of the new contract jeopardizing the high level of service we have historically provided the DLA.

We believe the material reduction to the rolling stock property flow caused by DLA’s recent actions will require further analysis regarding the viability of a standalone rolling stock program beyond February 2015. At this time the DLA has not announced the details of a final policy regarding cessation of rolling stock sales covered under our existing DoD surplus contract, or the impact on the future of the rolling stock program. As always, we will work closely with DLA to continue to provide a high level of service to meet their needs.

We will continue to update our shareholders as more information becomes available. At this time we will open up the call for questions.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions). Shawn Milne, Janney Capital Markets.

Shawn Milne - Janney Montgomery Scott - Analyst

Thanks, and good morning. Bill, I wondered if I could just try to dig in a little bit more on that.

Is there any more color on what is causing the cessation of sales? Is it something related to the property that they just don’t want coming back into the market?

Is there something with the process? I don’t know if you can add any color there?

And then secondly to your other comment, which is interesting, obviously your competitor bid quite heavily for this deal. Is it your sense that perhaps they need to come back and maybe rebid the entire situation as one, or is it way too early to think about that?

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

Shawn, thanks for your questions. First, relative to our history with the DLA, it is not unprecedented that DLA would seek to change policy with regard to property flow and streams. DLA property flow is governed by a host of rules related to environmental protection, public health and safety.

DLA implements decisions on what property flow they deem to be safe to sell. Liquidity Services has no role in setting that policy, it merely implements their policies.

So we believe that one or more of those rules plays a role in the decision to cease the sale of selected rolling stock items. As you noted, and as we commented on back in April 2014, we believe that the standalone rolling stock program appeared to be unviable based upon where the bidding ended up being. As a result, we stood down and elected not to move forward with the rolling stock bid process.

Our view is that if you further reduce the volume under the standalone program it becomes increasingly difficult to execute that assignment and therefore independent of DLA’s decision, this is a challenging standalone program. In light of the recent decisions we believe that there will be further analysis and discussion on what the best way forward is to manage the rolling stock property flow and to meet DLA’s important needs for logistic support, inventory management, inventory screening, making sure that the military branches served by the DLA are all being given the continued high level of support.

Shawn Milne - Janney Montgomery Scott - Analyst

Jim, just one follow-up. It sounds like you are GMV is within the range. According to some prior comments, rolling stock is about 30%, 35% of the total GMV within the surplus contract. Is there something else in the existing business that is picking up the slack, or is it just maybe a little bit closer to the lower end of the range for Q3 in total GMV? Thanks.

Operator

(Operator Instructions).

Bill Angrick - Liquidity Services, Inc. - Chairman & CEO

Shawn, this is Bill, I’ll take that one. The rest of the business performed in-line with our plans. We obviously are in the process of closing out the quarter and will have further comment and discussion as we move to our regularly scheduled earnings call on August 7.

Operator

We have no further questions at this time.

Julie Davis - Liquidity Services, Inc. - Senior Director, IR

Okay, thank you for joining our call today. If there is any follow-up, please connect with either myself, Julie Davis, or Jim Rallo. Thank you very much.

Operator

Thank you for your participation on today’s conference. This concludes the presentation. Everyone may now disconnect and have a great day.